Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Parsons Corporation of our report dated March 8, 2019, except for the effects of the revision discussed in Note 2 to the consolidated financial statements, as to which the date is March 22, 2019, relating to the financial statements and financial statement schedule, which appears in Parsons Corporation’s Registration Statement on Form S-1, as amended (No. 333- 230833).

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

May 10, 2019